UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Flagstone Reinsurance Holdings Limited
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT

Flagstone Reinsurance Holdings Limited
Crawford House
23 Church Street
Hamilton HM 11, Bermuda

ANNUAL GENERAL MEETING—20th July, 2007

19th June, 2007

To the Shareholders of Flagstone Reinsurance Holdings Limited:

You are cordially invited to attend the Annual General Meeting of your company to be held at 8:30 a.m. local time on Friday 20th July, 2007 at MacMillan Room, The Mid Ocean Club, Tuckers Town Road, St. George’s, Bermuda.

2006 was our first full year of operations. We are proud of the way our employees handled many challenges our Company faced for the first time. Though most of our 2006 highlights can be found in the pages that follow or in the related proxy materials, I wanted to highlight a few additional items for you below.

At our Annual General Meeting on July 20, 2007, we will be asking you to elect the slate of individuals who have been nominated to serve on our Board of Directors. You may read about each of these individuals in our Proxy Statement. We are pleased that each of these individuals has agreed to serve on our Board of Directors, and we hope that you will support each of them.

Our success thus far is a reflection of the hard work of our employees in building this company. In particular, it is a reflection of our ability to develop relationships with brokers, cedants and other participants in our industry. I congratulate all of them for these accomplishments.

As the attached indicates, we face many challenges and risks, including heightened competition, regulatory and operational risks. Despite these and other challenges facing our Company, we approach the future in great shape and with optimism. We feel that we are well positioned to take on the many challenges of today and tomorrow, and we look forward to continuing to build on the successes of the past year.

A report of the current affairs of Flagstone Reinsurance Holdings Limited will be presented at the Annual General Meeting and Shareholders will have an opportunity for questions and comments.

We request that you complete, sign, and mail the enclosed form of proxy in the enclosed business reply envelope, whether or not you plan to physically attend the Annual General Meeting.

You may revoke your voted proxy at any time prior to the Annual General meeting or vote in person if you attend.

Sincerely yours

Mark J. Byrne

Chairman of the Board of Directors

Flagstone Reinsurance Holdings Limited

Crawford House

23 Church Street

Hamilton HM 11, Bermuda

NOTICE OF ANNUAL GENERAL MEETING
To be held on 20th July, 2007

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders of Flagstone Reinsurance Holdings Limited will be held at MacMillan Room, The Mid Ocean Club, Tuckers Town Rd, St. George’s Bermuda on Friday, 20th July, 2007, at 8:30 a.m. local time for the following purposes:

1.                To elect three (3) Class C directors to hold office until the 2010 Annual General Meeting of Shareholders or until their respective successors have been duly elected.

2.                To re-elect Deloitte & Touche as our independent auditors for the fiscal year 2007 until our 2008 Annual General Meeting and to refer the determination of the auditors’ remuneration to the Board of Directors.

3.                To amend the Company’s Bye-Laws.

At the Annual General Meeting, Shareholders may also be asked to consider and take action with respect to such other matters as may properly come before the Annual General Meeting or any adjournment(s) thereof.

The Board of Directors has fixed the close of business on 14th June, 2007 as the record date for the determination of Shareholders entitled to notice of, and to vote at, the Annual General Meeting.

All Shareholders are cordially invited to attend the Annual General Meeting.

By order of the Board of Directors.

Anthony Philip
Corporate Secretary
Hamilton, Bermuda

GENERAL INFORMATION

Persons Making the Solicitation

Proxies in the form enclosed are being solicited by the Board of Directors. The persons named in the accompanying proxy card have been designated as proxies by the Board. Such persons designated as proxies serve as officers of Flagstone Reinsurance Holdings Limited.

Persons Entitled to Vote and Voting Procedures

The Board of Directors has set June 14, 2007 as the record date for the Annual General Meeting. If you were an owner of our common shares at the close of business on that date, you are entitled to notice of, and may vote at, the Annual General Meeting.

As of June 14, 2007, 85,297,891 common shares were issued and outstanding. The presence, in person or by proxy, of holders of more than 50% of the Common Shares outstanding and entitled to vote on the matters to be considered at the Annual General Meeting is required to constitute a quorum for the transaction of business at the Annual General Meeting. Holders of common shares are entitled to one vote on each matter to be voted upon by the Shareholders at the Annual General Meeting for each share held.

If you are entitled to vote at the Annual General Meeting, you may do so in person at the Annual General Meeting or by proxy without attending the meeting. To vote by proxy, you must fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope. If you receive more than one proxy card, sign and return each proxy card in order to ensure that all of your shares are voted.

If no instructions are provided in an executed proxy, it will be voted “FOR” each of the proposals, and, as to any other business as may properly come before the Annual General Meeting, in accordance with the proxyholder’s judgment as to such business.

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the Annual General Meeting. Member brokerage firms of The New York Stock Exchange, Inc. that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for Shareholder action, vote in their discretion upon all of the proposals. Any broker non-votes and abstentions will not be counted as shares present in connection with proposals with respect to which they are not voted.

The Board of Directors has not proposed for consideration at the Annual General Meeting any transaction for which the laws of Bermuda entitle Shareholders to appraisal rights.

In accordance with our Bye-Laws the nominees for election as directors at the Annual General Meeting who receive the highest number of “FOR” votes will be elected as directors. This is called plurality voting. Unless you indicate otherwise on your proxy card, the persons named as your proxies will vote your shares “FOR” all the nominees for director named in this proxy statement. All other proposals require the affirmative “FOR” vote of a majority of those shares present at the meeting and entitled to vote on the proposal. A hand vote will be taken unless a poll is requested pursuant to the Bye-laws.

Solicitation may be made by our directors, officers and employees personally, by telephone, internet or otherwise, but such persons will not be specifically compensated for such services. We may also make, through bankers, brokers or other persons, a solicitation of proxies of beneficial holders of the common shares. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the Annual General Meeting to the beneficial owners of common shares which such persons hold of record.

OUR DIRECTORS

Directors and Executive Officers

Name	Age	Positions
Mark J. Byrne	45	Executive Chairman of the Board of Directors
David A. Brown	49	Chief Executive Officer, Deputy Chairman and Director
James O’Shaughnessy	43	Chief Financial Officer
Gary Prestia	45	Chief Underwriting Officer—North America
Guy Swayne	43	Chief Underwriting Officer—International
Gary Black	61	Director
Nicholas Brumm	39	Director
Stephen Coley	62	Director
Thomas Dickson	44	Director
Stewart Gross	47	Director
E. Daniel James	42	Director
Tony Knap	57	Director
Marc Roston	37	Director
Jan Spiering	55	Director
Wray T. Thorn	41	Director

The Board of Directors consists of twelve (12) directors and is divided into three equal classes (A, B and C). At each Annual General Meeting, certain directors shall be elected or appointed for a full three-year term to succeed those whose terms expire at such meeting. Each director shall hold office for the term for which he is elected or until his successor is elected or appointed or until his office is otherwise vacated.

Class A Directors with terms expiring at the 2008 Annual General Meeting

Mark Byrne has been our Executive Chairman since our inception. Mr. Byrne also serves as Chairman of Haverford (Bermuda) Ltd. and Vice Chairman of Island Heritage. He founded West End Capital Management (Bermuda) Limited (“West End”) in 1998. Prior to starting West End, Mr. Byrne served as Managing Director at Credit Suisse First Boston, responsible for Global Fixed Income Arbitrage in London and Tokyo. Mr. Byrne also held management positions at PIMCO and Salomon Brothers and has 20 years experience in the fixed income and derivative business. He has invested at early stages in several insurance companies and has served on the boards of several insurance companies, including three public companies: White Mountains Insurance Group Ltd., Terra Nova Bermuda Holding Ltd. and Markel Corp. He holds a Bachelors degree from Dartmouth College and an MBA from the Tuck School of Business at Dartmouth.

Stewart Gross has been a director since January 2006. Mr. Gross is a Managing Director and member of the Investment Committee of Lightyear Capital, a private equity firm investing in companies in the financial services industry. Prior to joining Lightyear in April 2005, Mr. Gross spent 17 years at Warburg Pincus where he was a Managing Director and member of the Executive Management Group. Mr. Gross has been a primary investor in many highly successful companies, including RenaissanceRe Holdings Ltd. Mr. Gross is currently a director of BEA Systems, Inc., SkillSoft Corporation, and several private companies. Mr. Gross received an A.B., magna cum laude from Harvard College and an M.B.A. from Columbia Business School where he was elected to Beta Gamma Sigma.

E. Daniel James has been a director since December 2005. Mr. James is a principal of the Merchant Banking Group and a managing director of Lehman Brothers. He joined the Lehman Brothers Merchant Banking Group in 1995. Prior to joining the Merchant Banking Group, he was a member of the M&A Group, based in London and New York. In 1988, Mr. James joined Lehman Brothers’ Financial

Institutions Group. He is currently a director of Blount International, Inc. and Phoenix Brands LLC. He holds a B.A. in chemistry, with honors, from the College of the Holy Cross.

Marc Roston, Ph.D. has been a director since December 2005. Mr. Roston has been a Senior Portfolio Manager, Chair of the Investment Committee and head of the New York office at Silver Creek Capital Management since 2004. His responsibilities include portfolio strategy, investment research and due diligence. From 2000 to 2004 Mr. Roston was an investment manager with McKinsey & Company in New York and, prior to that, an equity portfolio manager at J.P. Morgan Investment Management. Mr. Roston holds a Ph.D. in economics from the University of Chicago and a B.S. from Carnegie Mellon University.

Class B Directors with terms expiring at the 2009 Annual General Meeting

Gary Black has been a director since June 2006. He was Chief Claims Executive and Senior Vice President of OneBeacon Insurance Company, a part of the White Mountains Insurance Group until his retirement in 2006. Prior to joining OneBeacon in January of 2004, Mr. Black spent 35 years with Fireman’s Fund Insurance Companies where he was an Executive Vice President and President of the Claims Division. At Fireman’s Fund his responsibilities included claims, corporate administration, general counsel, staff counsel and systems. He received his B.A. degree from Southwest Baptist University and is a Chartered Property Casualty Underwriter.

Thomas Dickson has been a director since December 2005. Mr. Dickson is Chief Executive Officer and Founder of Meetinghouse LLC, a private firm that provides investment advisory and management services and advice and support to management for underwriting, ratings, capital management and actuarial functions. Mr. Dickson currently serves as President and Chief Executive Officer of Haverford Capital Partners (Cayman) Limited, which we refer to as HCP, a private equity fund specializing in investments in (re)insurance and specialty finance started in August 2005. Mr. Dickson served as President and Chief Executive Officer of the Centre Group and as its Chief Underwriting Officer. At the time, the Centre Group held assets in excess of $9 billion and capital in excess of $1 billion. He joined The Centre Group at the time of its establishment in 1988 and, prior to assuming responsibilities as Chief Underwriting Officer, served in a variety of business production and underwriting capacities in Bermuda and New York. Mr. Dickson holds a bachelor’s degree with honors from Stanford University and a Masters Degree from the Johns Hopkins School of Advanced International Studies.

Jan Spiering has been a director since December 2005. From February 1979 to June 2002, Mr. Spiering served as an officer of Ernst & Young, becoming the Chairman and Managing Partner of Ernst & Young Bermuda. During his tenure at Ernst & Young, Mr. Spiering was a member of the firm’s Global Advisory Counsel, founding member of the International Investment Committee, and was Chairman of the firm’s Offshore Fund’s Group. He retired from Ernst & Young in 2002, and currently serves on the board of directors for WP Stewart & Co Ltd., Montpellier Resources, Corona Capital Ltd., and the Mid Ocean Club. Mr. Spiering is a Fellow of the Institute of Chartered Accountants in England and Wales and the Institute of Chartered Accountants of Bermuda and is a Member of the Canadian Institute of Chartered Accountants.

Wray T. Thorn has been a director since October 2006. Mr. Thorn is the Managing Director of Private Equity at Marathon Asset Management, LLC, a global alternative investment and asset management company with over $7.5 billion in capital, where he has worked since June 2005. In his current role, Mr. Thorn provides private equity capital to companies to support management buyout transactions, acquisition and expansion strategies, growth programs, shareholder transitions and financial restructurings. Prior to joining Marathon, Mr. Thorn spent a total of 12 years working sponsoring and financing private equity transactions, acquisitions and capital markets transactions at Fox Paine & Company, Dubilier & Company, where he was a principal and founding member, and the Acquisition Finance Group of Chemical Bank. He is a graduate of Harvard University with an A.B. in Government, cum laude.

Class C Directors with terms expiring at the 2007 Annual General Meeting

David Brown has served as Chief Executive Officer of Flagstone since its inception. Mr. Brown is also a director of Island Heritage. From September 2003 until our inception, Mr. Brown served as the Chief Executive Officer of Haverford (Bermuda) Ltd. and as the Chief Operating Officer of West End. Mr. Brown joined Centre Solutions (Bermuda) Limited in 1993, and was its President and Chief Executive Officer at the time of his retirement in 1998. Prior to joining Centre, Mr. Brown was a Partner with Ernst & Young in Bermuda. Mr. Brown is the non-executive Chairman of the Bermuda Stock Exchange and a Director and Trustee for the Schroder Family Trusts. Mr. Brown led the team which analyzed, structured and negotiated the acquisition of Merastar Insurance Company in 2004. As Chairman of Merastar, he led the board’s oversight of the successful turn-around strategy. At Centre, Mr. Brown was responsible for the global operations of a group with over $7 billion in assets and offices in several countries. During his ten years with Ernst & Young, he specialized in insurance and was involved in the liquidation of numerous insurance companies in Bermuda, the U.K. and the U.S. Mr. Brown is a Fellow of the Institute of Chartered Accountants in England & Wales and a Member of both the Institute of Chartered Accountants of Bermuda and the Canadian Institute of Chartered Accountants.

Nicholas Brumm has been a director since December 2005. Mr. Brumm has been one of the four Managing Members of QVT Financial GP LLC, the general partner of QVT Financial LP since November 2003. Mr. Brumm’s primary portfolio management focus at QVT is on private equity, distressed and high-yield investing and other special situations. Mr. Brumm previously served as a Director of DB Advisors, a subsidiary of Deutsche Bank AG. He joined Deutsche Bank AG in 2000 as a member of the QVT group and remained there until 2004. From 1992 to 2000, Mr. Brumm practiced law at Cravath, Swaine & Moore and Hengeler Mueller Weitzel Wirtz where he worked in the areas of domestic and international securities offerings, mergers and acquisitions, and bank and high yield lending. He is fluent in French and German. Mr. Brumm earned an A.B. in History and Literature, summa cum laude, from Harvard College in 1988 where he was elected to Phi Beta Kappa. Mr. Brumm was an exchange fellow at the Ecole Normale Superieure in Paris and graduated from the University of Paris in 1989 with a master’s in history avec mention tres bien. He received a B.A. from Oxford University in Law with First Class Honours in 1991 and an L.L.M. from Columbia University in 1992. Mr Brumm is retiring from the Board and is not standing for re-election at the 2007 AGM.

Stephen Coley has been a director since January 2006. Mr. Coley is Director Emeritus of McKinsey & Company. During his 28+ years of active client service with McKinsey, Mr. Coley led a wide variety of successful business strategy and organization efforts, principally serving technology and basic industrial clients, and led the Firm’s corporate growth practice. In addition, Mr. Coley served for 10 years on McKinsey’s Investment Committee, which oversees employee profit sharing investments and partner alternative investment vehicles, and served as the committee’s chairman from 2000 to 2004. Mr. Coley received an M.B.A., with distinction, from Harvard Business School, where he was named a Loeb Fellow in finance. He has a B.S. in electrical engineering from Duke University. Mr. Coley currently serves on the Boards of Directors of Dycom Industries and Underwriters Laboratories. He also serves on the Duke University Pratt School of Engineering Board of Visitors and as a Board Advisor to Havell Capital Management, a money management firm in New York, New York.

Tony Knap, Ph.D. has been a director since December 2005. Dr. Knap serves as President, Director and Senior Research Scientist of Bermuda Institute for Ocean Sciences (formerly Bermuda Biological Station for Research, Inc.), which he joined in 1978. In 1994, he founded the Risk Prediction Initiative, a partnership between the science community and the reinsurance industry providing essential information between natural disasters and changing climate. Dr. Knap’s principal research interests are climate change, environmental science, atmosphere/ocean interactions, effects of chemicals on the marine environment as well as relationships between ocean health and human health. Dr. Knap holds a number of professorships, and serves on numerous expert panels and committees in his field. Dr. Knap received his Ph.D. in oceanography in 1978 from the University of Southampton, U.K.

OUR EXECUTIVE OFFICERS

James O’Shaughnessy joined the Company as Chief Financial Officer in May 2006. Previous to Flagstone he was the Chief Accounting Officer and Senior Vice President at Scottish Reinsurance Group Limited where he was responsible for group internal and external reporting as well as various finance functions and research into accounting issues. Prior to joining Scottish Re in 2005, Mr. O’Shaughnessy was Chief Financial Officer and Senior Vice President at XL Re Ltd., and before that he served for four years at Centre Solutions as Controller and Vice President. Before joining Centre Solutions, he spent 4 years at ACE Tempest Reinsurance Ltd. where his last position was Vice President of Finance. He began his career in Ireland at PricewaterhouseCoopers before moving to KPMG Peat Marwick in Bermuda. Mr. O’Shaughnessy holds a Bachelor of Commerce degree from University College, Cork, Ireland and is both a Fellow of the Institute of Chartered Accountants of Ireland and an Associate Member of the Chartered Insurance Institute of the U.K.

Gary Prestia has served as our Chief Underwriting Officer—North America since December 2005. Mr. Prestia has more than twenty one years experience in the insurance and reinsurance industry in senior underwriting and executive management positions successfully navigating across the underwriting cycles. From 1998 through 2004 Mr. Prestia served as an executive officer of Converium AG, becoming President of Converium North America, with responsibility for all legal entities and staff in the United States and Canada. As Senior Vice President and Chief Underwriting Officer, he was responsible for property catastrophe, property non-catastrophe, motor, marine and third-party liability (excluding professional liability and workers’ compensation). In early 2005 Mr. Prestia joined Alea North America as Chief Executive Officer of the North American Reinsurance Division. Prior to 1998, Mr. Prestia held senior underwriting positions at Transatlantic Re. Mr. Prestia received his CPCU and ARe professional designations from the American Institute for Chartered Property and Casualty Underwriters and Bachelor of Business Administration undergraduate degree and graduate work at St. Johns University School of Risk Management and Insurance in New York.

Guy Swayne has been our Chief Underwriting Officer—International since December 2005. Mr. Swayne has extensive experience in the industry worldwide and brings a depth of expertise in underwriting, business development, and leadership to the Company. Prior to joining the Company, he was Chief Underwriting Officer—International with ACE Tempest Reinsurance Ltd. where he managed the International Catastrophe underwriting unit. Mr. Swayne joined Ace in January 2000 and has held senior positions including Executive Vice President, ACE Financial Solutions International (AFSI)—Bermuda where he managed AFSI offices in London, Dublin, and Melbourne. In London he became President of ACE Financial Solutions Europe (AFSE) whereby he established and developed the European office reporting directly to the President and Chief Executive Officer in Bermuda. Mr. Swayne was instrumental in many key elements associated with a start up operation including business plan and budget development, hiring underwriting team, business production and program completion.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We describe below the transactions we have entered into with parties that are related to our Company. We believe that each of the transactions described below was on terms no less favorable to us than we could have obtained from unrelated parties.

Transactions and Relationships with Initial Investors

Haverford (Bermuda) Ltd. (“Haverford”) sponsored our formation and invested $100.0 million in our initial private placement which closed on December 20, 2005. At that time it purchased 10,000,000 of our common shares or 18.1% of our common shares then outstanding. Haverford is a Bermuda limited liability investment company, Bermuda Class 3 insurer and long term insurer which enables Haverford to invite all classes of property and casualty reinsurance and long term reinsurance. Haverford’s 10,000,000 common shares as of 29th March, 2007 represent 13.9%, of our outstanding common shares. It is also the holder of the Warrant which will entitle it to purchase up to an additional 8,585,747 common shares of the Company in December 2010. The impact of the conversion of the Warrant would increase Haverford’s ownership interest to 23.2% of the outstanding voting common shares as at December 31, 2006. Our Executive Chairman, Mark Byrne, and our Chief Executive Officer, David Brown, may be deemed to have investment or voting control over all of the equity of Haverford.

Haverford also owns all of the share capital of Haverford Investment Holdings Ltd., which owns 6.0% of the share capital of HCP. On December 20, 2005, HCP purchased 2,500,000 of our common shares in our initial private placement, which at the time represented 4.5% and as of 29th March, 2007 represented 3.5% of the outstanding common shares of the Company.

The Company paid $1.0 million to Haverford during the period from October 4, 2005 to December 31, 2005 in relation to services performed in respect of the private placement of the common shares of the Company, including capital raising support, and legal, accounting and risk modeling services. The Company paid $0.2 million to HCP during the period from October 4, 2005 to December 31, 2005 in relation to services performed in respect of the private placement, including capital raising support and business model development.

Thomas Dickson, the Chief Executive Officer and a member of the Board of Directors of HCP, is also a director of the Company. The Company entered into a consultancy arrangement with Meetinghouse LLC, a company for which Mr. Dickson serves as Chief Executive Officer. The consultancy arrangement provided for the provision of 150 hours of actuarial services at a rate of $500 per hour, for the period from December 2005 through March 2006. During the period from October 4, 2005 through December 31, 2005, the Company incurred $21,000 for services relating to the development of financial and business models. During the year ended December 31, 2006, additional expenses of $54,000 were incurred for services relating to business model development.

The Company entered into a charter agreement with Longtail Aviation Ltd., which we refer to as Longtail, a Bermuda aircraft operator in which our Executive Chairman, Mark Byrne, has a 90% stake. The Company incurred an expense of $20,000 in relation to this agreement in 2005, and $1.9 million through December 31, 2006.

The Company entered into a purchase and sale agreement with IAL Leasing Limited (“IAL Leasing”) for the purchase of a private aircraft. Mark Byrne, our Executive Chairman, has a 96.0% interest in IAL Leasing. The Company paid IAL Leasing $1.8 million for the private aircraft. The purchase price of the aircraft was determined by averaging two independent appraisals from qualified aircraft valuation experts, Midwest Aircraft Appraisal and the Bermuda National Aircraft Appraisers Association, and was reviewed by the chairman of the Audit Committee. The transaction closed on July 31, 2006. IAL Leasing previously purchased the aircraft on December 2, 2004 from General Electric Capital Corporation for $2.4 million.

On August 1, 2006 our subsidiary, Flagstone Westwind Holdings Limited, which we refer to as Flagstone Westwind, entered into a twenty-four month management and joint use agreement with Longtail for the management and charter of its Westwind 1124A aircraft. Pursuant to the agreement, Flagstone Westwind pays Longtail a management fee of $6,000 per month and receives a fee from Longtail of $2,000 per charter hour flown. Flagstone Westwind bears the costs of maintaining the aircraft. As at December 31, 2006, Flagstone Westwind had an amount of $0.1 million due to Longtail which was included in amounts due to related parties.

Lightyear Fund II (Cayman), L.P. (“Lightyear”), which as of 29th March, 2007 owned 5,982,000, or 8.4%, of our outstanding common shares, is a party to a letter agreement dated February 23, 2006 with the Company under which Lightyear has rights to information regarding the Company. These rights principally include a right to visit and inspect the offices of the Company and a right to designate one non-voting observer to the Board of Directors (which Lightyear presently does not exercise because it has a representative, Stewart Gross, as a full member of the Board of Directors). Under the letter agreement, Lightyear has agreed not to use or disclose any confidential information that it obtains in connection these rights, subject to customary exceptions. These rights are designed to enable Lightyear to qualify its investment in the Company as a venture capital investment under U.S. Department of Labor regulations.

Relationships with Strategic Investors and Underwriters

Certain affiliates of Lehman Brothers Inc., which is acting as an underwriter in this offering, have invested a total of $158.3 million in the Company and own an aggregate of 15,830,000, or 22.1%, of our common shares.

LB I, an affiliate of Lehman Brothers Inc., has invested $50.0 million in Mont Fort Re Ltd. (“Mont Fort”) in respect of its segregated account “ILW” (“Mont Fort ILW”) and owns 50.0 million, or 90.9%, of the Mont Fort ILW preferred shares. LB I has invested $55.0 million in Mont Fort Re Ltd. in respect of its segregated account “ILW 2” (“Mont Fort ILW2”) and owns 55.0 million, or 100.0%, of the Mont Fort ILW 2 preferred shares. We own all of the common shares of Mont Fort and have 100% control of its board of directors.

E. Daniel James, who is a director of the Company, is also a principal of the Merchant Banking Group and a managing director of Lehman Brothers Inc. As discussed above, Lehman Brothers Inc. acted as an underwriter in the initial public offering of our common shares. In addition, Lehman Brothers Inc. provided additional investment banking services to the Company in connection with our initial private placement for which it received fees of $2.0 million.

In August 2006, we entered into a $400.04 million uncommitted letter of credit facility agreement with Citibank N.A., an affiliate of Citigroup Global Markets Inc., which is acting as an underwriter in this offering. As at March 29, 2007, $68.3 million has been drawn under this facility.

Keefe, Bruyette & Woods, which is acting as an underwriter in this offering, also served as placement agent in connection with the sale of our Deferrable Interest Debentures.

On September 5, 2006, the Company entered into a foreign currency swap agreement with Lehman Brothers Inc. in relation to the issuance of the euro-denominated Deferrable Interest Debentures. Under the terms of the agreement, the Company exchanged €13.0 million for $16.7 million, will receive Euribor plus 354 basis points and will pay LIBOR plus 371 basis points. The agreement will terminate on September 15, 2011 and had a fair value of $0.4 million as at December 31, 2006. Affiliates of Lehman Brothers Inc. are Shareholders of the Company and preferred shareholders of shares relating to two cells of Mort Fort.

Transactions with Management

On December 20, 2005, Flagstone entered into a 24-month operational support agreement with West End. The Company’s Executive Chairman, Mark Byrne, and Chief Executive Officer, David Brown, had ownership interests in West End of 70.6% and 16.6%, respectively. West End provided Flagstone with certain insurance management and related support services for a fee pursuant to the operational support agreement. Flagstone incurred $1.0 million and $25,000 in expenses under the operational support agreement for the year ended December 31, 2006 and the period ended December 31, 2005, respectively. Fees charged under the operational support agreement are based on an hourly fee rate for certain individuals.

On March 31, 2006, the Company purchased all of the common shares of West End for a purchase price of $16.1 million. The Company purchased 12,000 shares of West End (representing a 70.6% interest) from the Company’s Executive Chairman and shares of 2,829 West End shares (representing a 16.6% interest) from the Company’s Chief Executive Officer.

Prior to its acquisition by the Company, West End’s core business was serving as investment advisor to an investment fund, Value Capital L.P. The investment objective of Value Capital L.P. was to achieve income growth and capital growth primarily by investment in and arbitrage of fixed-income instruments. Following the Company’s acquisition of West End, the investment management agreement with Value Capital L.P. was terminated on June 30, 2006. The Value Capital L.P. fund structure was liquidated on November 24, 2006.

During the year ended December 31, 2006, the Company earned investment advisory fees of $1.4 million from Value Capital L.P. through its West End subsidiary. A subsidiary of the Company was the General Partner of Value Capital L.P. Through West End, the Company also earned advisory and performance fees from Rockridge Re Ltd. (“Rockridge”), Mont Fort and Island Heritage of $1.8 million, $1.3 million and $39,044, respectively, during the year ended December 31, 2006.

Rockridge was founded by Montpelier Reinsurance Ltd. and West End. West End held 11.6% of the common share equity interests, and 29.6% of the voting rights, in Rockridge, and served as an investment adviser to Rockridge. The Chief Executive Officer of the Company served as chairman of the board of directors of Rockridge. Affiliates of the Silver Creek entities, which hold 13.7% of the outstanding common shares of the Company, also held 58.2% of the outstanding securities of Rockridge. On December 20, 2006, the board of directors of Rockridge decided that it was in the best interest of Rockridge to redeem all its common shares. Redemption proceeds of $10.7 million were received by West End on December 29, 2006 and the Company recorded an amount of $0.2 million as receivable from Rockridge as of December 31, 2006.

West End leases its office space in Hamilton, Bermuda from Eye Patch Holdings Limited, a company in which Haverford has a 40.0% stake, pursuant to a ten-year lease dated as at October 1, 2005. Through their ownership of Haverford, Messrs. Byrne and Brown collectively may be deemed to have indirect voting or investment control over 40% of Eye Patch Holdings Limited. West End currently pays $24,780 per month in rent and an additional $5,869 per month in maintenance fees under the lease. Rent is subject to review and adjustment every three years and maintenance fees are subject to review and adjustment on both an annual and a quarterly basis. During the year ended December 31, 2006, the Company made lease payments of $0.4 million to Eye Patch Holdings Limited.

On March 6, 2006, the Company purchased all of the outstanding common shares of Mont Fort for consideration of $0.1 million from Haverford. As at the date of purchase, Mont Fort had assets of $0.1 million and no liabilities. Our Executive Chairman, Chief Executive Officer and Chief Financial Officer serve as directors of Mont Fort. Mr. Byrne and Mr. Brown collectively may be deemed to have investment or voting control over all of the equity of Haverford, and therefore collectively a 100% interest in the consideration paid for the common shares of Mont Fort in this transaction.

Flagstone entered into a facultative reinsurance agreement with Mont Fort in respect of Mont Fort ILW on June 6, 2006. Under this agreement Mont Fort ILW will assume a share of Flagstone’s Industry Loss Warranty exposure. Written premiums ceded to Mont Fort ILW during the year ended December 31, 2006 amounted to $15.1 million and $0.6 million was included in amounts due from related parties as at December 31, 2006. In accordance with the reinsurance agreement, Flagstone received a ceding commission of $0.4 million from Mont Fort ILWI during the year ended December 31, 2006. On August 28, 2006, Mont Fort repurchased the preferred shares held by Flagstone for $5.1 million, and Mont Fort in respect of Mont Fort ILW entered into a quota share reinsurance contract with Flagstone under which Flagstone assumes 8.3% of the business written by Mont Fort ILW.

West End entered into an investment management agreement with Mont Fort in respect of Mont Fort ILW on June 5, 2006 under which West End earns an investment management fee of 0.50% per year based on the current size of Mont Fort ILW and a performance-based fee of 15% of the increase, if any, in the net asset value of Mont Fort ILW over the course of each year. During the year ended December 31, 2006, West End earned $1.3 million from Mont Fort ILW under this arrangement.

On March 31, 2006, Flagstone acquired from Haverford 63,783 common shares, representing 18.7% of the common shares and 22.5% of the voting interest, of Island Heritage for consideration of $7.3 million. The purchase price was determined by reference to a recent arm’s length purchase by an unrelated shareholder. Mr. Byrne and Mr. Brown collectively may be deemed to have investment or voting control over all of the equity of Haverford, and therefore collectively a 100% interest in the consideration paid for the common shares of Island Heritage in this transaction.

Flagstone entered into an excess of loss reinsurance agreement with Island Heritage during 2006 under which Flagstone will assume a share of Island Heritage’s residential and commercial property risks. Premiums written under the agreement during the year ended December 31, 2006 amounted to $1.4 million and $0.4 million was due from Island Heritage at December 31, 2006. Mr. Byrne and Mr. Brown serve as directors of Island Heritage.

Policies and Procedures for Related Party Transactions

The Company adopted a Code of Conduct and Ethics on June 16, 2006 which specifies the Company’s policy relating to conflicts of interest. The Code of Conduct and Ethics defines a “conflict of interest” as any situation in which the private interest of any director, board observer or employee of the Company interferes in any way (or even appears to interfere) with the interests of the Company as a whole. Under the Code of Conduct and Ethics, an individual who becomes aware of a potential conflict of interest must report this conflict to the Chairman of the Audit Committee for consideration by the Audit Committee. The Audit Committee will determine whether a conflict of interest exists on a case-by-case basis and will memorialize its determinations and the reasons behind such determinations. The Audit Committee will ensure that the directors voting on an issue are informed, disinterested and independent with respect to that issue. If the Audit Committee determines that a conflict of interest exists, then the director, board observer or employee shall not participate, directly or indirectly, in the matter or activity that has given rise to such conflict of interest unless expressly approved by the Audit Committee.

Of the transactions discussed above, five were consummated after the adoption of the Code of Conduct and Ethics: the letter of credit facility with Citibank N.A., the sale of the Deferrable Interest Debentures, the reinsurance agreement with Island Heritage, the redemption of the common shares of Rockridge and the sale of preferred shares linked to Mont Fort ILW 2 to LB I. In each case, the Company determined that the transaction was not subject to approval under the Code of Conduct and Ethics because it did not involve the private interest of any director, board observer or employee of the Company.

The March 2006 acquisitions of shares of West End, Island Heritage and Mont Fort were recommended by a committee of the Company’s disinterested directors and approved unanimously by the full Board of Directors (with Messrs. Byrne and Brown recusing themselves).

COMPENSATION

Compensation Discussion and Analysis

Overview

The Company was formed on October 4, 2005 and commenced insurance operations on December 20, 2005. It had no prior operating history. The current executive officers, Messrs. Byrne, Brown, O’Shaughnessy, Prestia and Swayne, are compensated according to the terms of their employment contracts, which are described below. We refer to these five officers as the “Named Executive Officers.”

Our executive compensation programs are designed to encourage our executive officers to think and act like, and over time to become, shareholders of the Company. We want our executive officers to take appropriate risks with our capital in order to generate returns for our shareholders but at the same time to share the downside risk if those risks cause poor performance or even loss. Through our performance management and rewards processes and programs, we endeavor to create an environment that fosters and rewards:

•       finding and assuming attractively priced risk;

•       managing our overall risk exposure to mitigate loss;

•       ensuring we have optimal capital to run our business;

•       working hard and cooperating with colleagues; and

•       providing excellent service to clients and colleagues.

We foster an attitude of shared risk-taking between our executive officers and our Shareholders by providing a significant portion of our executive officers’ incentive compensation through equity based awards. We emphasize “at risk” pay tied to performance as the majority of total compensation potential. We evaluate and reward our executive officers based on dynamic factors such as whether they are willing and able to challenge existing processes, adapt to sudden or frequent changes in priorities and capitalize on “windows of opportunity.”

Our Compensation Committee reviews and approves all of our compensation policies.

Executive Compensation Policy

Overview

The Company’s performance-driven compensation policy consists of the following three components:

•       base salary (and, in some cases, housing allowance or mortgage subsidy);

•       annual cash bonuses; and

•       long-term incentive awards (Performance Share Units “PSUs”).

We use short-term compensation (base salaries and annual cash bonuses) and long-term compensation (PSUs) to achieve our goal of driving long-term growth in book value per share. The long-term compensation element, the PSUs, are designed to emphasize the performance measures our executive officers need to address in order to deliver shareholder value. Currently, the PSUs awarded to our Named Executive Officers vest over three years. Each PSU converts into a quantity of shares ranging from zero to two based upon the Company’s achievement of fully diluted return on equity goals over the three year period. In the future, the Company may award to Named Executive Officers PSUs which have a different index with a portion of the award tied more closely to the performance of a specific business unit for which a Named Executive Officer is responsible. However, a portion would also remain tied to the

Company’s achieving fully diluted return on equity goals. The Company may also issue PSUs whose fully diluted return on equity goals are different from those issued for 2006-2008.

We carefully determine the percentage mix of compensation structures we think is appropriate for each of our executive officers. This is not a mechanical process, and we use our judgment and experience and work with our Named Executive Officers to determine the appropriate mix of compensation for each individual. The number of PSUs each Named Executive Officer (other than our Executive Chairman, who does not participate in the PSU Plan) receives is based on the expectations we have for the individual and, over time, on their performance against those expectations. The mix of short-term and long-term compensation may sometimes be adjusted to reflect an individual’s need for current cash compensation. While we expect all Named Executive Officers to receive the majority of their compensation in PSUs, family size or location could mean an executive officer needs a larger and more predictable amount of current cash compensation than a peer. In such circumstances the Company typically replaces PSUs with cash compensation equal to approximately one-third to two-thirds of the product of the number of PSUs foregone and the fair value per share of the Company’s common shares at the time of the grant. This practice is designed to reward the executive officer for shared risk-taking.

A person who participates in the PSU Plan in any calendar year may not also participate in the RSU Plan. During 2006, none of our Named Executive Officers was eligible to participate in the RSU Plan.

Base salary typically will constitute a minority portion of the total compensation of our Named Executive Officers. We set salary to provide adequate cash compensation to support a reasonable standard of living, so that our Named Executive Officers are prepared to have “at risk” the portion of their compensation received in PSUs. We anticipate that if the Company meets its fully diluted return on equity goals the Named Executive Officers will receive significantly more long-term value (in some cases a multiple) from their PSUs than from their annual cash bonuses.

Base salary

Base salary is used to recognize particularly the experience, skills, knowledge and responsibilities required of the executive officers in their roles. When establishing the 2006 base salaries of the Named Executive Officers, the Compensation Committee and management considered a number of factors including the seniority of the individual, the functional role of the position, the level of the individual’s responsibility, the ability to replace the individual, the base salary of the individual at his prior employment and the limited number of well-qualified candidates available in Bermuda. In addition, we informally consider competitive market practices with respect to the salaries of our Named Executive Officers. We speak with recruitment agencies and review annual reports on Form 10-K or similar information of other Bermuda reinsurance companies with market capitalizations greater than $500.0 million and less than $3.0 billion, in particular Aspen Insurance Holdings Ltd., Endurance Specialty Holdings Ltd., Allied World Assurance Co. Holdings Ltd., Montpelier Re Holdings Ltd. and Platinum Underwriters Holding Ltd. We do not use compensation consultants at this time.

The salaries of the Named Executive Officers are reviewed on an annual basis, as well as at the time of promotion or other changes in responsibilities. The leading factor in determining increases in salary level is the employment market in Bermuda for senior executives of insurance and reinsurance companies. We expect the salaries of our Named Executive Officers to stay relatively constant, increasing when the insurance and reinsurance market moves or when an executive officer assumes a larger role.

Annual cash bonuses

Annual cash bonuses are intended to reward individual performance during the year and can therefore be highly variable from year to year. These bonuses are determined on a discretionary basis. Our Executive Chairman and our Chief Executive Officer agree with each of the other executive officers upon short-term and long-term goals, and then subsequently rate each executive officer in writing against those goals before deciding the bonus. In the case of the Chief Executive Officer, these goals are established by the Compensation Committee in consultation with the Executive Chairman, and in the case of the Executive Chairman, these goals are established by the Compensation Committee. The Named Executive Officer’s performance of non-goal specific items is also taken into account in determining the Named Executive Officer’s bonus. Awards for the subject year are based on the financial statements for that year, and are based on an assessment of each Named Executive Officer’s achievement of the established goals. The employment agreements for Messrs. O’Shaughnessy, Prestia and Swayne specify that the annual bonus shall not exceed 75% of such Named Executive Officer’s annual salary. The employment agreement for Mr. O’Shaughnessy specified that his first bonus payable in March 2007 would be based on a percentage of his salary plus $40,000, and the employment agreements for Messrs. Prestia and Swayne provided a range for the amount of their first bonus. Mr. Prestia’s employment agreement set the range for his bonus between 50% and 75% of his base salary for 2006, and Mr. Swayne’s employment agreement set the range for his bonus between 60% and 75% of his base salary for 2006. This range is based on the seniority of the position and our view of the degree to which the Named Executive Officer’s performance could affect the Company’s overall results. The employment agreements for Messrs. Byrne and Brown do not limit the amount of each Named Executive Officer’s annual bonus. The bonus allocation to executive officers except the Chief Executive Officer and Executive Chairman is set by the Executive Chairman in consultation with the Chief Executive Officer. David Brown (our Chief Executive Officer) and Mark Byrne (our Executive Chairman) play no role in setting their own bonuses. Bonuses for the Named Executive Officers are accrued quarterly in the consolidated financial statements and are updated based on the amounts approved by the Compensation Committee.

The 2006 bonuses for our Named Executive Officers have been determined and were finalized upon completion of the 2006 audit. The Compensation Committee approves the bonus of all Named Executive Officers.

Long-Term Incentive Awards

PSUs.   The Company has adopted a PSU Plan to provide PSUs as incentive compensation to certain key employees (including the Named Executive Officers) of the Company. Our Executive Chairman does not participate in the PSU Plan but is responsible for recommending grants under the PSU Plan to the Compensation Committee.

The PSUs are designed to align management’s performance objectives with the interests of our shareholders. We believe that PSUs (which are based on fully diluted return on equity) align the compensation of our Named Executive Officers more closely to shareholder value than other alternatives such as options (which place 100% weight on growth in market value). The Compensation Committee has exclusive authority to select the persons to be awarded PSUs. At the time of each award, the Compensation Committee determines the terms of the award, including the performance period (or periods) and the performance objectives relating to the award.

Following the final performance period of a PSU, the Compensation Committee determines whether the performance objectives were met in whole or in part, and the payment due on the PSU as a result. The Compensation Committee has no discretion to change the growth in fully diluted return on equity goals for PSUs which have already been granted.

The initial PSU grants made for the 2006-2008 period begin vesting upon achievement of a cumulative fully diluted return on equity in excess of 7% over this period and scale ratably to one share upon achievement of a 17% fully diluted return on equity over the period and two shares upon achievement of a 27% fully diluted return on equity over the period. In the future, the Company may award to Named Executive Officers PSUs which have a different index with a portion of the award tied more closely to the performance of a specific business unit for which a Named Executive Officer is responsible. However, a portion would also remain tied to the Company achieving its fully diluted return on equity goals.

The Company has no policy to recover payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of a payment. The PSUs vest over a period of three years. To enhance retention, PSUs generally will be cancelled without value by the Company if the participant’s continuous employment terminates prior to the end of the award period.

Settlement of a PSU may be made in cash or by issuance of common shares or a combination of both, at the discretion of the Compensation Committee. The Company expects generally to settle the PSUs in common shares. As of 29th March, 2007, the maximum number of common shares that may be issued under the PSU Plan is 5,600,000 common shares, subject to adjustment for share subdivisions, splits and similar events. Our long-term expectation is that PSU grants equal in number to approximately 1% of outstanding common shares will be made each year. Thus, an increase in the maximum number of common shares that may be issued under the PSU Plan will need to be authorized in due course.

We generally grant PSU awards annually, prior to the commencement of the performance period they track. In the case of new hires, we generally award PSUs that have a performance period commencing on the beginning of the year of hire. To reflect the increase in the number of common shares outstanding as a result of this offering, we expect to make additional PSU awards during 2007, aggregating approximately 1% of the number of common shares sold in the public offering of the Company”s Shares, and relating to the performance period beginning January 1, 2007.

Warrant.   In connection with the two closings of the private placement of our common shares in February 2006, we issued the Warrant to Haverford to purchase 8,585,747 common shares of the Company (which equaled 12.0% of the issued share capital of the Company through the completion of the private placement) at an exercise price of $14.00 per share (subject to adjustment for share subdivisions, splits and similar events). The Warrant will be exercisable during the month of December 2010. Our Executive Chairman, Mark Byrne, and our Chief Executive Officer, David Brown, control and may be deemed to have an interest in Haverford.

The Warrant was granted in recognition of the efforts of Mr. Byrne and Mr. Brown in creating the Company, assembling the resources and taking financial risk by covering all of the start-up costs in advance of the Company being funded by additional investors. In accordance with U.S. GAAP we have recognized the Warrant as a compensation expense.

The fair value of the Warrant at the time of its initial issuance in December 2005 was $12.2 million, and this amount is included as compensation expense for the period ended December 31, 2005. We amended the Warrant in connection with the additional closings of the private placement in February 2006 to increase the number of shares into which the Warrant is exercisable in proportion to the amount of additional capital raised in the private placement. The increase in the fair value of the Warrant as a result of this amendment was $3.4 million, and this amount is included as a compensation expense for the year ended December 31, 2006. The Company does not expect to further amend the Warrant.

The Company does not currently intend to grant any options or additional awards to purchase common shares of the Company.

Competitive Market Review

We informally consider competitive market practices with respect to the salaries and total compensation of our Named Executive Officers. We review the market practices by speaking to recruitment agencies and reviewing annual reports on Form 10-K or similar information of other Bermuda reinsurance companies with market capitalizations greater than $500.0 million and less than $3.0 billion, in particular Aspen Insurance Holdings Ltd., Endurance Specialty Holdings Ltd., Allied World Assurance Co. Holdings Ltd., Montpelier Re Holdings Ltd. and Platinum Underwriters Holding Ltd.

Common Share Ownership Requirements

The Company seeks to weight its compensation scheme to ownership of our common shares. The Company believes that broad-based stock ownership by its employees (including the Named Executive Officers) enhances its ability to deliver superior shareholder returns by increasing the alignment between the interests of our employees and our shareholders. The goal of the PSU program is to engage all of our Named Executive Officers as partners in the Company’s success and help the Company realize the maximum gain from its strategy. The Company does not have a formal requirement for share ownership by any group of employees.

Change in Control and Severance

Upon termination of employment, the Named Executive Officers may receive payments under the Company’s PSU Plan and severance payments under their employment agreements.

PSUs.   The PSU Plan has a “double trigger:” PSUs held by any participant will settle in full if: (i) the Company undergoes a transaction that is deemed to be a change of control and (ii) the participant is terminated, constructively terminated or the PSU Plan is changed adversely. If the change of control is “hostile,” meaning that it is opposed by our Executive Chairman and our Chief Executive Officer, all PSUs held by a participant will become fully payable in shares or cash, or a mixture of both, at the discretion of the Compensation Committee immediately upon any termination of the employment of the participant by the Company. If the double trigger occurs, the Named Executive Officer may receive all or a portion of the maximum award under the PSU Plan.

We believe this double trigger requirement maximizes shareholder value because it prevents an unintended windfall to management in the event of a friendly (non-hostile) change in control. Under this structure, unvested PSUs would continue to incentivize the Named Executive Officers to remain with the Company after the friendly change in control.

If, by contrast, the PSU plan had only a “single trigger,” and a friendly change of control occurred, management’s PSUs would all vest immediately creating a windfall, and the new owner would then likely find it necessary to replace the compensation with fresh unvested compensation, in order to retain management. This is why we believe a “double-trigger” is more shareholder-friendly, and thus more appropriate, than a single trigger.

Severance.   The Named Executive Officers’ employment agreements entitle each to compensation if the Named Executive Officer’s employment is terminated without cause. Severance payments include a cash payment equal to one year’s annual salary and a bonus calculated by averaging the sum of the most recent three bonuses paid to the Named Executive Officer. In the event a Named Executive Officer has been employed with the Company for less than three years and is terminated without cause, the bonus will be calculated by averaging the sum of such lesser number of bonuses paid to the Named Executive Officer.

David Brown’s employment agreement provides that, in the event he is terminated without cause, Mr. Brown generally shall be entitled to a lump sum cash payment of the greater of: (i) one year’s annual salary and a bonus calculated by averaging the sum of the most recent three (or such lesser number) bonuses paid to him, or (ii) the cash value mark to market per the Company’s books and records for the most recently ended quarter, of the PSUs he lost due to termination, pro-rated for the portion of the performance period served under the PSUs. However, if he is terminated without cause following a change of control of the Company, Mr. Brown will be entitled to a cash payment equal to one year’s annual salary and a bonus calculated by averaging the sum of the most recent three (or such lesser number) bonuses paid to him.

Severance payments for each Named Executive Officer under his employment agreement are in addition to the Company’s obligation to pay such Named Executive Officer’s salary during the requisite notice period. The severance payments are in addition to each Named Executive Officer’s rights to payment under the PSU Plan discussed above.

Each employment agreement includes a covenant by the officer not to solicit employees of the Company during a period following notice of termination, and, except for a termination of Mr. Brown without cause following a change of control of the Company, provides for these severance payments in a lump sum only after the officer shall have complied with that non-solicitation requirement (in the reasonable judgment of the Company). In the case of Mr. Byrne and Mr. Brown, that period is 730 days. In the case of Mr. Prestia, Mr. Swayne and Mr. O’Shaughnessy, that period is 545 days.

The level of severance payments was determined as follows: Prior to the commencement of our public offering process, all executive officer contracts were terminable by either party upon 90 days’ notice, did not restrict the executive officer following the termination of his employment with the Company from soliciting employees of the Company, and provided for no severance payments other than payment of salary during the notice period. It was determined by the Compensation Committee, in conjunction with our advisors in the public offering process, that these provisions were generally less protective of the Company’s interest than those provisions at comparable public firms. It was thus decided, in conjunction with the relevant executive officers, to amend the employment agreements in two ways beneficial to the Company (longer notice and the addition of non-solicitation provisions) and two ways beneficial to the employee (severance arrangements and use of Company aircraft at marginal cost). It was considered by the Compensation Committee that, given the lengthy notice period to which the executive officers are now committed, a decision to resign would effectively freeze such an executive officer’s career for at least a year. Thus the payment of one year’s pay, in the event the Company decided to terminate the executive officer without cause, was considered roughly proportionate.

Mr. Brown’s severance provisions are slightly more generous than those of the other Named Executive Officers and reflect the high opportunity costs he would bear if the Company decided to change its Chief Executive Officer.

Role of Executive Officers in Executive Compensation

The Compensation Committee approves the final determination of compensation for Messrs. O’Shaughnessy, Prestia and Swayne acting on recommendation of our Executive Chairman, Mark Byrne with advice from our Chief Executive Officer, David Brown. The Compensation Committee determines the compensation of Mr. Brown acting with advice from Mr. Byrne. The Compensation Committee determines the compensation of Mr. Byrne with advice from Mr. Brown. Mr. Brown and Mr. Byrne play no role in determining their own bonuses. Our Executive Chairman does not receive PSUs but is responsible for recommending grants under the PSU Plan to the Compensation Committee.

Conclusion

The Company’s compensation policies are designed to retain and motivate our senior executive officers and to ultimately reward them for outstanding performance.

Summary Compensation Table

The following Summary Compensation Table summarizes the total compensation awarded to our Named Executive Officers in 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock awards (1) ($)	Option awards(2) ($)	Nonqualified deferred compensation earnings(3) $	All other compensation (4) ($)	Total ($)
Mark J. Byrne Executive Chairman	2006	454,167	550,000	—	3,284,527	—	60,391	4,349,085
David A. Brown Chief Executive Officer	2006	500,000	550,000	753,407	87,677	—	46,958	1,938,042
James O’Shaughnessy Chief Financial Officer	2006	195,769	157,461	99,036	—	—	24,159	476,425
Gary Prestia Chief Underwriting Officer North America	2006	425,000	361,250	219,969	—	—	50,887	1,057,106
Guy Swayne Chief Underwriting Officer International	2006	375,000	304,688	332,663	—	—	34,663	1,047,014

(1)          The amounts shown in this column are based on the dollar amount recognized for financial statement reporting purposes for the 2006 fiscal year in accordance with SFAS No. 123(R), “Share-Based Payment.”

(2)          The amounts shown in this column are based on the dollar amount recognized for financial statement reporting purposes for the 2006 fiscal year in accordance with SFAS 123(R). The amounts shown in this column also represent the respective interests of Mr. Byrne and Mr. Brown in the fair value of the amendment to the Warrant during 2006, based upon their respective contributions to the capital of Haverford..

(3)          Mr. O’Shaughnessy and Mr. Swayne each participates in the Company’s defined contribution pension plan. Their accounts in the plan are invested solely in the securities of registered investment companies that are generally open to the public in Bermuda, and therefore do not receive any earnings that are above-market or preferential.

(4)          The amounts shown in this column represent housing allowances and mortgage subsidies provided to the Named Executive Officers. During 2006, on flights of Company aircraft, the Company allowed employees and their family members to occupy seats that otherwise would have been vacant. This benefit had no incremental cost to the Company.

Grants of Plan-Based Awards

The Compensation Committee awarded PSUs for the 2006-2008 performance period to all of our Named Executive Officers, except our Executive Chairman. Our Executive Chairman does not participate because he contributed the significant majority of capital to Haverford and we therefore consider him to have sufficient indirect interest in the value of the Company’s equity, and because this allows him to participate meaningfully in the allocation of PSU grants to others, without conflict of interest.

Under the non-discretionary formula set forth in the PSUs, upon vesting, the executive officers holding PSUs shall be entitled to receive a number of common shares of the Company (or the cash equivalent, or a combination of both at the election of the Compensation Committee) equal to the product of the number of PSUs granted multiplied by a factor. The factor will range between zero and two, depending on the fully-diluted return on equity achieved during the vesting period. The PSUs vest over a period of approximately three years. If certain fully-diluted return on equity goals are not met, no compensation cost is recognized.

The number of common shares of the Company that the Named Executive Officers may earn at the end of the three year performance period from January 1, 2006 to December 31, 2008 is shown in the table below. PSUs generally may be cancelled by the Company if the participant’s continuous employment terminates prior to the end of the performance period.

On November 16, 2006, the Board of Directors amended the PSU Plan so that in the event of a hostile takeover termination, the Compensation Committee would have the option to pay the maximum award due to the participant in either cash or by the issuance of common shares in the cash value of the common shares based on market value rather than net asset value as of the date of the hostile takeover termination. Under the PSU Plan, a hostile takeover termination would occur if an employee is terminated or there is an adverse change in the PSU Plan, following a change in control of the Company that was opposed by the Executive Chairman and the Chief Executive Officer.

The following Grants of Plan-Based Awards Table summarizes the awards made to the Named Executive Officers under any plan in 2006.

Grants of Plan-Based Awards

			Estimated future payouts under equity incentive plan awards(2)
Name	Grant dates	Date of Compensation Committee Action	Threshold (#)	Target (#)	Maximum (#)	Grant Date Fair Value of Stock and Option Awards(3)
Mark Byrne	n/a	n/a	n/a	n/a	n/a	—
David Brown	December 20, 2005 and April 1,2006	December 22, 2005 and March 2, 2006	—	240,000	480,000	2,404,900
James O’Shaughnessy	May 8,2006	March 2, 2006	—	40,000	80,000	402,800
Gary Prestia	December 20, 2005 and April 1,2006	December 22, 2005 and March 2, 2006	—	70,000	140,000	701,400
Guy Swayne	December 20, 2005 and April 1,2006	December 22, 2005 and March 2, 2006	—	105,000	210,000	1,051,750

(1)          Actions on December 22, 2005 were taken by the full board.

(2)          There is no minimum, or “threshold,” number of common shares of the Company payable under a PSU Plan award. “Target” means the number of common shares issuable if the performance objectives of the award were met in full (factor of one), and “maximum” means maximum number of shares issuable under the award (factor of two).

(3)          The amounts shown in this column are based on the fair value at time of grant of the PSUs. The ultimate value of the PSUs is highly dependent on the Company’s fully diluted return on equity. A portion of the PSUs were granted on December 20, 2005. In particular, the following amounts of PSUs were granted in 2005: (i) David Brown-170,000 ($1,700,000); (ii) James O’Shaughnessy-0; (iii) Gary Prestia-50,000 ($500,000) and (iv) Guy Swayne-80,000 ($800,000).

Employment Agreements

The following paragraphs summarize the employment-related agreements for our Named Executive Officers. The employment agreements for Messrs. O’Shaughnessy, Prestia and Swayne provide that either party may terminate upon 180 days’ advanced written notice to the other party and do not otherwise specify a termination date. The employment agreements for Messrs. Byrne and Brown provide that either party may terminate the agreement upon 365 days’ advanced written notice to the other party and do not otherwise specify a termination date. The employment agreement for each Named Executive Officer provide for a discretionary annual bonus to be paid to each Named Executive Officer. The employment agreements for Messrs. O’Shaughnessy, Prestia and Swayne specify that the annual bonus shall not exceed 75% of such Named Executive Officer’s annual salary. The employments agreements for Messrs. Byrne and Brown do not limit the amount of each Named Executive Officer’s annual bonus.

The employment agreements for each of the Named Executive Officers specify that each Named Executive Officer shall have the right to personal use of the Company aircraft, provided that each Named Executive Officer shall reimburse the marginal cost to the Company for this personal use. This amount does not include fixed costs which do not change based on usage, such as pilot salaries, the lease costs of the Company aircraft, and the cost of maintenance not related to trips.

Mark Byrne.   We have entered into an employment agreement with Mr. Byrne, dated October 18, 2006, under which he has agreed to continue to serve as our Executive Chairman. The agreement provides that Mr. Byrne shall be paid an annual salary of $500,000 for the year ending December 31, 2006 and $600,000 for the year ending December 31, 2007. The agreement further provides that Mr. Byrne shall receive a housing allowance through a mortgage subsidy, which will lower the effective cost of financing on his Bermuda residence to 3%. The maximum financing to which this applies is an amount equal to five times Mr. Byrne’s annual salary as amended from time to time.

David Brown.   We have entered into an employment agreement with Mr. Brown, dated October 15, 2006, under which he has agreed to continue to serve as our Chief Executive Officer. The agreement provides that Mr. Brown shall be paid an annual salary of $500,000 for the year ending December 31, 2006 and $600,000 for the year ending December 31, 2007. The agreement further provides that Mr. Brown shall receive a housing allowance through a mortgage subsidy, which will lower the effective cost of financing on his Bermuda residence to 3%. The maximum financing to which this applies is an amount equal to five times Mr. Brown’s annual salary as amended from time to time.

James O’Shaughnessy.   We have entered into an employment agreement with Mr. O’Shaughnessy, dated October 18, 2006 under which he has agreed to continue to serve as our Chief Financial Officer. The agreement provides that Mr. O’Shaughnessy shall be paid a salary at an annual rate of $300,000 for the year ending December 31, 2006 and $315,000 for the year ending December 31, 2007. The agreement further provides that Mr. O’Shaughnessy shall receive a housing allowance through a mortgage subsidy, which will lower the effective cost of financing on his Bermuda residence to 3%. The maximum financing to which this applies is an amount equal to five times Mr. O’Shaughnessy’s annual salary as amended from time to time.

Gary Prestia.   Flagstone entered into an employment agreement with Mr. Prestia, dated October 18, 2006, under which he has agreed to continue to serve as Flagstone’s Chief Underwriting Officer—North America. The agreement provides that Mr. Prestia shall be paid an annual salary of $425,000 for the year ending December 31, 2006 and $460,000 for the year ending December 31, 2007. The agreement further provides that Mr. Prestia shall receive a housing allowance of up to $10,000 per month.

Guy Swayne.   Flagstone entered into an employment agreement with Mr. Swayne, dated October 18, 2006, under which he has agreed to continue to serve as Flagstone’s Chief Underwriting Officer—International. The agreement provides that Mr. Swayne shall be paid an annual salary of $375,000 for the year ending December 31, 2006 and $430,000 for the year ending December 31, 2007. The agreement further provides that Mr. Swayne shall receive a housing allowance through a mortgage subsidy, which will lower the effective cost of financing on his Bermuda residence to 3%. The maximum financing to which this applies is $1.5 million.

Compensation Mix

We use short-term compensation (base salaries and annual cash bonuses) and long-term compensation (PSUs) to achieve our goal of driving long-term growth in book value per share. The long-term compensation element, the PSUs, are designed to emphasize the performance measures executive officers need to address in order to deliver shareholder value.

The number of PSUs awarded to each of the Named Executive Officers as at December 31, 2006 was as follows: (i) Mr. Byrne (none); (ii) Mr. Brown (240,000); (iii) Mr. O’Shaughnessy (40,000); (iv) Mr. Swayne (105,000) and (v) Mr. Prestia (70,000).

The amount of annual base salary for each of the Named Executive Officers in 2006 was as follows: (i) Mr. Byrne ($454,167, being an annual salary of $500,000 from the date he became fully engaged as an executive officer of the Company); (ii) Mr. Brown ($500,000); (iii) Mr. O’Shaughnessy ($195,769, being an annual salary of $300,000 from the date he joined the Company); (iv) Mr. Swayne ($375,000) and (v) Mr. Prestia ($425,000).

Base salary typically will constitute a minority portion of the total compensation of our Named Executive Officers. We set salary to provide adequate cash compensation to support a reasonable standard of living, so that our Named Executive Officers are prepared to have “at risk” the portion of their compensation received in PSUs. We anticipate that if the Company meets its fully diluted return on equity goals the Named Executive Officers will receive significantly more long-term value (in some cases a multiple) from their PSUs than from their annual cash bonuses, the other form of incentive compensation.

We maintain a defined contribution pension plan in accordance with the National Pension Scheme (Occupational Pensions Act) 1998 as amended (the “Pensions Act”) for the benefit of employees that are Bermudians or spouses of Bermudians.

For the Named Executive Officers, no PSUs vested during 2006. The Company does not maintain any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of four outside directors, Messrs. Gross, James, Knap and Thorn, and Mr. James serves as Chairman. No member has ever been an officer or employee of the Company or of any of its subsidiaries. As discussed in “Certain Relationships and Related Transactions,” Mr. James is a principal of the Merchant Banking Group and a managing director of Lehman Brothers Inc., which is acted as an underwriter in the offering of the Company’s shares. In addition, Lehman Brothers Inc. provided additional investment banking services to the Company in connection with our initial private placement, for which it received fees of $2.0 million.

Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes the number of securities underlying the Warrant and the Company’s PSU Plan awards for each Named Executive Officer in 2006.

	Outstanding Equity Awards at Fiscal Year-End
	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable(1) (#)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested(2) ($)
Mark Byrne	n/a	8,362,518	—	$14.00	December 31, 2010	—	—
David Brown	n/a	223,229	—	$14.00	December 31, 2010	240,000	3,240,000
James O’Shaughnessy	n/a	n/a	n/a	n/a	n/a	40,000	540,000
Gary Prestia	n/a	n/a	n/a	n/a	n/a	70,000	945,000
Guy Swayne	n/a	n/a	n/a	n/a	n/a	105,000	1,417,000

(1)             The amounts shown in this column represent the respective interests of Mr. Byrne and Mr. Brown in the Warrant, based upon their respective contributions to the capital of Haverford.

(2)             The amounts in this column represent the value of the PSUs, calculated by multiplying the number of PSUs by the mid-point of the price per share range in this offering.

Non-Qualified Deferred Compensation

The following table summarizes the non-qualified deferred compensation earned by our Named Executive Officers in 2006. All amounts relate to our defined contribution pension plan.

	Non-Qualified Deferred Compensation
Name	Executive contributions in last fiscal year ($)	Registrant contributions in last fiscal year ($)	Aggregate earnings in last fiscal year ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last fiscal year ($)
Mark J. Byrne	n/a	n/a	n/a	n/a	n/a
David A. Brown	n/a	n/a	n/a	n/a	n/a
James O’Shaughnessy	9,718	9,718	1,102	—	20,538
Gary Prestia	n/a	n/a	n/a	n/a	n/a
Guy Swayne	18,670	18,670	3,847	—	41,187

The amounts specified in the chart above represent the contributions and balances of Mr. O’Shaughnessy and Mr. Swayne in the Company’s defined contribution pension plan.

Every employer in Bermuda who employs a Bermudian or a husband or wife of a Bermudian is required to provide a pension plan for such Bermudian or such husband or wife of a Bermudian employed by the employer in accordance with the Pensions Act. The only Named Executive Officers who participate in the Company’s defined contribution scheme are Mr. O’Shaughnessy and Mr. Swayne.

Under the Company’s defined contribution pension plan, participating executive officers are required to defer at least 5% of their annual base salary. The Company matches their contributions to the plan up to 5% of the annual base salary and has no further obligations with respect to the plan. The plan is administered by a financial institution that is not affiliated with the Company, and the plan administrator holds the assets of the plan separate and apart from the assets of the Company. The deferral account balances increase or decrease in value based on the performance of the selected investments, which include general managed accounts mutual funds, or cash. The participating executive officers can change their investment portfolio in their defined contribution pension account at any time, subject to Bermuda’s investment rules which restrict particular types of investments and completely prohibit others. Currently, the accounts of Mr. O’Shaughnessy and Mr. Swayne in the plan are invested solely in the securities of registered investment companies that are generally open to the public in Bermuda, and therefore do not receive any earnings that are above-market or preferential. Each executive officer’s earnings are calculated by multiplying the number of units owned by the executive in each investment in his account by the closing price of the net asset value of the executive officer’s investment. The executive officers’ earnings are reflected in their annual statements which are provided by the administrator of the Company’s defined contribution pension scheme.

When the participating executive officers reach normal retirement age, they are eligible to begin receiving a monthly pension. The defined contribution pension scheme also provides a benefit for a participating executive officer’s beneficiaries if the participant dies before commencement of the pension and provides a survivor benefit if the participating executive officer dies after commencement of the pension. A member of the pension plan who terminates employment may have his or her pension fund assets transferred to a pension fund of the new employer.

Potential Payments Upon Termination or Change-in-Control

The following summaries set forth potential payments payable to our Named Executive Officers upon termination of their employment or a change in control of the Company under their current employment agreements and our PSU Plan.

Employment Agreements

The employment agreement of each Named Executive Officer entitles him to a severance payment if the Company terminates his employment without cause.

As used in these employment agreements, “cause” means:

•       a material breach by the Employee of any contract between the employee and the Company;

•       the willful and continued failure or refusal by the employee to perform any duties reasonably required by the Company, after notification by the Company of such failure or refusal, and failing to correct such behavior within 20 days of such notification;

•       commission by the employee of a criminal offence or other offence of moral turpitude;

•       perpetration by the employee of a dishonest act or common law fraud against the Company or a client thereof; or

•       the employee willfully engaging in misconduct which is materially injurious to the Company, including without limitation, the disclosure of any trade secrets, financial models, or computer software to persons outside the Company without the consent of the Company.

The employment agreements of Messrs. Byrne, Prestia, Swayne and O’Shaughnessy provide for cash payment equal to one year’s annual salary and a bonus calculated by averaging the sum of the most recent three bonuses paid to the Named Executive Officer. In the event a Named Executive Officer has been employed with the Company for less than three years and is terminated without cause, the bonus will be calculated by averaging the sum of such lesser number of bonuses paid to the Named Executive Officer. The amounts the Company would pay under this provision for a termination as of December 31, 2006 would be $1,050,000 for Mr. Byrne, $786,250 for Mr. Prestia, $679,688 for Mr. Swayne and $457,461 for Mr. O’Shaughnessy.

David Brown’s employment agreement provides that, in the event Mr. Brown is terminated without cause, Mr. Brown generally shall be entitled to a lump sum cash payment of the greater of: (i) one year’s annual salary and a bonus calculated by averaging the sum of the most recent three (or such lesser number) bonuses paid to him, or (ii) the cash value mark to market per the Company’s books and records for the most recently ended quarter, of the PSUs he lost due to termination, pro-rated for the portion of the performance period served under the PSUs. Under this provision, for a termination as of December 31, 2006, the Company would be obligated to pay $1,080,000 to Mr. Brown, based upon one-third performance of the 240,000 PSUs held by him and the price per common share in this offering.

If the Company terminates Mr. Brown’s employment without cause following a change of control of the Company, the Company will be obligated immediately to pay Mr. Brown a lump sum cash payment equal to one year’s annual salary and a bonus calculated by averaging the sum of the most recent three (or such lesser number) bonuses paid to him. Under this provision, for a termination as of December 31, 2006, the Company would be obligated to pay $1,050,000 to Mr. Brown.

The level of severance payments was determined as follows: Prior to the commencement of our public offering process, all executive officer contracts were terminable by either party upon 90 days’ notice, did not restrict the executive officer following the termination of his employment with the Company from soliciting employees of the Company, and provided for no severance payments other than payment of salary during the notice period. It was determined by the Compensation Committee, in conjunction with our advisors in the public offering process, that these provisions were generally less protective of the Company’s interest than those provisions at comparable public firms. It was thus decided, in conjunction with the relevant executive officers, to amend the employment agreements in two ways beneficial to the Company (longer notice and the addition of non-solicitation provisions) and two ways beneficial to the employee (severance arrangements and use of Company aircraft at marginal cost). It was considered by the Compensation Committee that, given the lengthy notice period to which the executive officers are now committed, a decision to resign would effectively freeze such an executive officer’s career for at least a year. Thus the payment of one year’s pay, in the event the Company decided to terminate the executive officer without cause, was considered roughly proportionate.

Mr. Brown’s severance provisions are slightly more generous than those of the other Named Executive Officers and reflect the high opportunity costs he would bear if the Company decided to change its Chief Executive Officer.

Severance payments for each Named Executive Officer under his employment agreement are in addition to the Company’s obligation to pay such Named Executive Officer’s salary during the requisite notice period, and are in addition to the Company’s obligations under the PSU Plan.

Each employment agreement includes a covenant by the officer not to solicit employees of the Company during a period following notice of termination, and, except for a termination of Mr. Brown without cause following a change of control of the Company, provides for these severance payments in a lump sum only after the officer shall have complied with that non-solicitation requirement (in the reasonable judgment of the Company). In the case of Mr. Byrne and Mr. Brown, that period is 730 days. In the case of Mr. Prestia, Mr. Swayne and Mr. O’Shaughnessy, that period is 545 days.

PSU Plan

Within 24 months following a change of control, and prior to the end of the performance period, the PSU Plan provides for payment in the event of a termination without cause, constructive termination or adverse change in the plan. As used in the PSU Plan:

•       A “change of control” means any person or group, other than the initial subscribers of the Company, becomes the beneficial owner of 50% or more of the Company’s then outstanding shares,

or the business of the Company for which the participant’s services are principally performed is disposed of by the Company pursuant to a sale or other disposition of all or substantially all of the business or business related assets of the Company (including shares of a Subsidiary of the Company).

•       “Cause” has the meaning set forth above in “—Employment Agreements.”

•       A participant who terminates employment at his own initiative may, by prior written notice to the Company, declare the termination to be a “constructive termination” if it follows (a) a material decrease in his salary or (b) a material diminution in the authority, duties or responsibilities of his position with the result that the participant makes a determination in good faith that he cannot continue to carry out his job in substantially the same manner as it was intended to be carried out immediately before such diminution. The Company has 30 days to cure the circumstances that would constitute a constructive termination.

•       An “adverse change in the plan” principally includes a termination of the plan, an amendment that materially diminishes the value of PSU grants, or a material diminution of the rights of the holder of the PSU.

In these circumstances, if the Compensation Committee shall have determined, prior to the change in control and based on the most recent performance status reports, that the performance objectives for the particular grant were being met at the date of the determination, the participant shall receive the maximum award for those PSUs, which is a number of common shares equal to two times the number of his PSUs. If the Compensation Committee shall have determined that the performance objectives were not being met, the participant shall receive a portion of the maximum award to be determined by the Compensation Committee at its discretion, but not less than the pro-rated portion of the maximum award based on the number of full months which have elapsed since the date of the PSU grant plus half of the difference between that amount and the maximum award. For all PSU awards to date, the sole performance objective has been stated as a target fully diluted return on equity of the Company.

If the change of control is “hostile,” meaning that it was opposed by our Executive Chairman and our Chief Executive Officer, immediately upon any termination of the employment of the participant by the Company, each participant shall be entitled to receive common shares equal to two times the number of his unvested PSUs or, in the discretion of the Company, the cash value of those shares based on the market price per share at the date of termination.

The number of common shares issuable under these provisions for a termination event as of December 31, 2006 would be 480,000 shares to Mr. Brown, 140,000 shares to Mr. Prestia, 210,000 shares to Mr. Swayne and 80,000 shares to Mr. O’Shaughnessy. Based on the price per common share in this offering, the value of those shares would be $6,480,000, $1,890,000, $2,835,000 and $1,080,000, respectively.

Each of these provisions of the PSU Plan provides for payment only upon a change of control and another triggering event, such as a termination without cause. We believe this “double trigger” requirement maximizes shareholder value because this structure would prevent an unintended windfall to management in the event of a friendly (non-hostile) change in control, which could be a transaction maximizing shareholder value. Under this structure, shareholders would have the ability to sell their common shares since the unvested PSUs would continue to incentivize the Named Executive Officers to remain with the Company after the friendly change in control.

If, by contrast, the PSU plan had only a “single trigger,” and a friendly change of control occurred, management’s PSUs would all vest immediately creating a windfall, and the new owner would then likely find it necessary to replace the compensation with fresh unvested compensation, in order to retain management. This is why we believe a double trigger is more shareholder-friendly, and thus more appropriate, than a single trigger.

The PSU Plan also provides for payment in specified circumstances if the participant shall retire under an approved retirement program of the Company. The Company currently has no retirement program.

Director Compensation

The following table summarizes the fees or other compensation that our directors earned for services as members of the Board of Directors or any committee of the Board of Directors during 2006.

Name	Fees earned or paid in cash ($)	Stock awards(1) ($)	Total ($)
Gary Black	24,833	53,667	78,500
Nicholas Brumm	39,667	50,833	90,500
Stephen Coley	38,000	55,000	93,000
Thomas Dickson	36,000	49,500	85,500
Stewart Gross	84,000	15,000	99,000
E. Daniel James	43,000	60,500	103,500
Tony Knap	36,000	45,000	81,000
Marc Roston	41,333	56,167	97,500
Jan Spiering	72,167	120,833	193,000
Wray T. Thorn	38,167	51,833	90,000

(1)          The amounts shown in this column are based on the dollar amount recognized for financial statement reporting purposes for the 2006 fiscal year in accordance with SFAS 123(R). The amounts shown in this column also represent the fair value at time of grant of the Restricted Share Units (“RSUs”) granted to each director during 2006. The aggregate number of RSUs issued to each director during 2006 (all of which remained outstanding as at December 31, 2006) was as follows: Mr. Black—5,174 RSUs; Mr. Brumm—4,901 RSUs; Mr. Coley—5,302 RSUs; Mr. Dickson—4,772 RSUs; Mr. Gross—1,446 RSUs; Mr. James—5,833 RSUs; Dr. Knap—4,338 RSUs; Mr. Roston—5,415 RSUs; Mr. Spiering—11,649 RSUs; and Mr. Thorn—4,997 RSUs.

Directors who are also employees are not paid any fees or other compensation for services as members of the Board of Directors or of any committee of the Board of Directors. Directors who are not employees of the Company are paid an annual fee of $65,000*. The Company pays $15,000 of the annual fee in RSUs under the Company’s RSU Plan. For this purpose, prior to this offering each RSU has been valued at the book value per common share as at the most recent quarter-end balance sheet of the Company available at the time of grant, and after this offering each RSU will be valued at the market price of the common shares as at the date of payment. Directors receive the remaining portion of the annual fee in cash, or may, at their election, receive RSUs instead of cash for any amount of their annual fee. Some of our directors represent institutions that require them to assign over to the institution any compensation that they receive for serving as directors. The table above includes these amounts.

Each director receives cash in the amount of $1,000 for each Board of Director or committee meeting attended in person, and $500 for each meeting attended by telephone. Each director receives cash in the amount of $3,000 per year for each committee the director serves upon. In addition, committee chairs (other than the Audit Committee Chair) receive an annual fee of $2,000 for each committee chaired. The Audit Committee Chair receives an annual fee of $100,000. This fee is greater than that received by the other committee chairs due to the substantially greater time and responsibility demands made upon the Audit Committee Chair.

*                    With effect from 1st January, 2007 the annual fee was increased to $75,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
MANAGEMENT AND DIRECTORS

The following table sets forth information as at 29th March, 2007 regarding beneficial ownership of common shares and the applicable voting rights attached to such share ownership in accordance with our Bye-laws by:

Each person known by us to beneficially own 5% or more of our outstanding common shares:

•       each of our directors;

•       each of our executive officers; and

•       all of our executive officers and directors as a group.

	Beneficial ownership of principal shareholders prior to the offering (1)		Beneficial ownership of principal shareholders after the offering (1)
Name of beneficial owner	Number	%	Percentage
Lehman entities(2)	15,830,000	22.1%	18.7%
Haverford (Bermuda) Ltd.	10,000,000	13.9	11.8
Silver Creek entities(3)	9,811,986	13.7	11.6
Lightyear entities(4)	6,001,446	8.4	7.1
Marathon Special Opportunity Master Fund, Ltd.(5)	5,504,997	7.7	6.5
QVT Fund L.P.(6)	5,004,901	7.0	5.9
Mark J. Byrne(7)	10,000,000	13.9	11.8
David A. Brown(8)	10,000,000	13.9	11.8
James O’Shaughnessy	—	—	—
Gary Prestia	—	—	—
Guy Swayne	—	—	—
Gary Black	5,174	*	*
Nicholas Brumm	—	—	—
Stephen Coley	5,302	*	*
Thomas Dickson(9)	2,504,772	3.5%	3.0%
Stewart Gross	—	—	—
E. Daniel James	5,833	*	*
Tony Knap	4,338	*	*
Marc Roston	—	—	—
Jan Spiering	11,649	*	*
Wray T. Thorn	—	—	—
All directors and executive officers as a group (15 persons)	12,537,068	17.5%	14.8%

*                    Represents less than 0.1% of the outstanding common shares.

(1)          Our Bye-laws reduce the total voting power of any shareholder who is a U.S. person controlling more than 9.9% of our common shares to less than 9.9% of the voting power of our common shares. Under this provision, the voting power of the Lehman entities and the Silver Creek entities, each of which is a U.S. person which controls more than 9.9% of our common shares, has been reduced to less than 9.9% of the voting power of our common shares. The voting power of the Lehman entities and the Silver Creek entities will, to the extent necessary, be adjusted so that such entities possess less than 9.9% of the voting power of our common shares. The percentages listed in this column assume no exercise of the underwriters’ over-allotment option.

(2)          Of the common shares beneficially owned by the Lehman entities, 5,117,509 are held by Lehman Brothers Merchant Banking Partners III L.P.; 1,127,932 are held by Lehman Brothers Merchant Banking Fund III L.P.; 1,359,223 are held by Lehman Brothers Merchant Banking Fund (B) III L.P.; 2,147,199 are held by LB I Group Inc; 172,182 are held by Lehman Brothers Co-Investment Capital Partners L.P.; 122,082 are

held by Lehman Brothers Co-Investment Group L.P.; 4,705,737 are held by Lehman Brothers Co-Investment Partners L.P.; 430,000 are held by Lehman Brothers Fund of Funds XVIII—Co-Investment Holding, LP; 248,137 are held by Lehman Brothers Merchant Banking Capital Partners V L.P.; and 400,000 are held by Lehman Crossroads Series XVII Master Holding Fund 66, LP. The address of the Lehman entities is 399 Park Avenue, 9th Floor New York, NY 10022.

(3)          Of the common shares beneficially owned by the Silver Creek entities, 4,002,209 are held by Silver Creek Low Vol Strategies Holdings, LLC; 3,808,673 are held by Silver Creek Low Vol Strategies Holdings II, LLC; and 2,001,104 are held by Silver Creek Special Opportunities Holdings I, LLC. Silver Creek Capital Management LLC serves as the managing member of the Silver Creek entities and as such exercises all management and control of the business affairs of the Silver Creek entities. The managing members of Silver Creek Capital Management LLC are Eric Dillon and Timothy Flaherty. The address of the Silver Creek entities is 1301 Fifth Avenue, 40th Floor, Seattle, WA 98101.

(4)          Of the common shares beneficially owned by the Lightyear entities, 5,982,000 are held by Lightyear Fund II (Cayman), L.P., 18,000 are held by Lightyear Co-Invest Partnership II (Cayman), L.P., and 1,446 are held by Lightyear Capital II, LLC. As the sole general partner of each of Lightyear Fund II (Cayman), L.P. and Lightyear Co-Invest Partnership II (Cayman), L.P. Lightyear Fund II (Cayman) GP, L.P. may be deemed to have voting and/or investment power over such securities. As the sole general partner of Lightyear Fund II (Cayman) GP, L.P., Lightyear Fund II (Cayman) GP, Ltd. may also be deemed to have voting and/or investment power over such securities. As the sole director and shareholder of Lightyear Fund II (Cayman) GP, Ltd., Donald B. Marron may also be deemed to have voting and/or investment power over such securities. However, each of Lightyear Fund II (Cayman) GP, L.P., Lightyear Fund II (Cayman) GP, Ltd. and Mr. Marron disclaims beneficial ownership of the common shares held by Lightyear Fund II (Cayman), L.P. and Lightyear Co-Invest Partnership II (Cayman), L.P., except to the extent of its or his pecuniary interest in such common shares. The address of the Lightyear entities and of Mr. Marron is 375 Park Avenue, 11th Floor, New York, NY 10152.

(5)          Marathon Asset Management, LLC (“Marathon”) serves as the investment manager of Marathon Special Opportunity Master Fund, Ltd. (the “Fund”) pursuant to an Investment Management Agreement between Marathon and the Fund. Marathon, in its capacity as the investment manager of the Fund, has sole power to vote and direct the disposition of all common shares held by the Fund. Bruce Richards and Louis Hanover are the managing members of Marathon. As managing members of Marathon, Messrs. Richards and Hanover may also be deemed to have voting and/or investment power over the common shares held by the Fund. However, each of Mr. Richards and Mr. Hanover disclaims beneficial ownership of the common shares held by the Fund, except to the extent of his pecuniary interest in such common shares. The address of Marathon Special Opportunity Master Fund, Ltd. is 461 Fifth Avenue, 10th Floor, New York, NY 10017.

(6)          Management of QVT Fund LP is vested in its general partner, QVT Associates GP LLC. QVT Financial LP is the investment manager for QVT Fund LP and shares voting and investment control over the Company securities held by QVT Fund LP. QVT Financial GP LLC is the general partner of QVT Financial LP and as such has complete discretion in the management and control of the business affairs of QVT Financial LP. The managing members of QVT Financial GP LLC are Daniel Gold, Lars Bader, Tracy Fu and Nicholas Brumm. Each of QVT Financial LP, QVT Financial GP LLC, Daniel Gold, Lars Bader, Tracy Fu and Nicholas Brumm disclaims beneficial ownership of the Company’s securities held by QVT Fund LP. The address of QVT Fund L.P. is c/o QVT Financial LP, 1177 Avenue of the Americas, 9th Floor, New York, NY 10036.

(7)          Includes 10,000,000 shares held of record by Haverford. These shares are held through a trust for the benefit of others and Mr. Byrne therefore disclaims beneficial ownership of these shares.

(8)          Includes 10,000,000 shares held of record by Haverford. These shares are held through a trust for the benefit of others and Mr. Brown therefore disclaims beneficial ownership of these shares.

(9)          Includes 2,504,772 shares held of record by Haverford Capital Partners (Cayman) Limited. Mr. Dickson disclaims beneficial ownership of the shares held by Haverford Capital Partners (Cayman) Limited.

CORPORATE GOVERNANCE

Our Bye-laws provide for a Board of Directors of no less than ten and no more than twelve directors. The Board of Directors met a total of nine (9) times in fiscal 2006. Our Board of Directors is divided into three classes: four Class A directors whose initial term will expire at the 2009 Annual General Meeting of our shareholders, four Class B directors whose initial term will expire at the 2008 Annual General Meeting of our shareholders and four Class C directors whose initial term will expire at the 2007 Annual General Meeting of our shareholders. Thereafter, directors will hold office until the next Annual General Meeting at which the term of that class of directors expires or until their successors are duly elected or appointed or their office is otherwise vacated.

Our Board of Directors has established corporate governance measures substantially in compliance with the requirements of the New York Stock Exchange. These include a set of Corporate Governance Guidelines, Independence Guidelines, charters for each of the Audit Committee, Compensation Committee and Governance Committee and a Code of Business Conduct for directors, officers and employees. Our Board of Directors has also adopted a Code of Business Practices for the Company’s principal executive, financial and accounting officers. These documents have been published on the Company’s website, www.flagstonere.bm and will be provided upon written request to the Company’s Corporate Secretary at its registered office address, Crawford House, 23 Church Street, Hamilton HM 11, Bermuda.

Our Board of Directors has reviewed the materiality of any relationship that each of the twelve directors of the Company has with the Company either directly or indirectly through another organization. The criteria applied included the director independence requirements set forth in the Company’s Independence Guidelines, the independence requirements of the New York Stock Exchange and, with respect to the Company’s Audit Committee, the SEC’s audit committee independence rules. In conducting this review of the directors’ independence, the Board of Directors considered any managerial, familial, professional, commercial or affiliated relationship between a director and the Company or another director. In particular, the Board of Directors considered the following arrangements of certain directors before determining that each is independent under the New York Stock Exchange independence requirements and the Company’s Independence Guidelines:

•       Haverford (Bermuda) Ltd. has an investment in Haverford Capital Partners (Cayman) Limited. Haverford Capital Partners (Cayman) Limited pays a performance-based fee to its investment manager. Mr. Dickson controls the investment manager of Haverford Capital Partners (Cayman) Limited.

•       The Company has made charitable contributions to Bermuda Institute for Ocean Sciences (formerly, Bermuda Biological Station for Research, Inc.), a tax-exempt organization of which Dr. Knap serves as managing director.

•       The Company has engaged Ernst & Young Bermuda as a consultant. Until 2002, Mr. Spiering served as the Chairman and Managing Partner of Ernst & Young Bermuda.

The Board of Directors also reviewed the relationships and arrangements of Mr. James and Mr. Dickson, respectively, with the Company. Based on this review, the Board of Directors has determined that Messrs. Brumm, Coley, Dickson, Gross, James, Knap, Roston, Spiering and Thorn are independent directors. Therefore, the Board of Directors has concluded that the Audit Committee, Compensation Committee and Governance Committee are made up of only independent directors, and the Board of Directors consists of a majority of independent directors.

Committees of the Board of Directors

As of May, 2007, the standing committees of the Board of Directors and their members are:

Audit Committee	Compensation Committee	Governance Committee	Underwriting Committee	Investment Committee
Jan Spiering*	E. Daniel James*	Stephen Coley*	Marc Roston*	Mark Byrne*
Stephen Coley	Stewart Gross	Gary Black	Mark Byrne	David Brown
Thomas Dickson	Dr. Anthony Knap	Nicholas Brumm	David Brown	Nicholas Brumm
Stewart Gross	Wray Thorn	E. Daniel James	Gary Black	Marc Roston
Dr. Anthony Knap		Jan Spiering	Nicholas Brumm	Jan Spiering
Wray Thorn			Thomas Dickson
Stewart Gross
Dr. Anthony Knap
Wray Thorn

*                     Chairman

Audit Committee

The Audit Committee has general responsibility for the oversight and surveillance of our accounting, reporting and financial control practices. Among its functions, the Audit Committee:

•       reviews and discusses the audited financial statements with management, reviews the audit plans and findings of the independent auditors, reviews the audit plans and findings of our internal audit and risk review staff, reviews the results of regulatory examinations and tracks management’s corrective actions plans where necessary;

•       reviews our accounting policies and controls, compliance programs, and significant tax and legal matters;

•       is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditors;

•       reviews our risk assessment and management processes; and

•       performs other tasks in accordance with the terms of its charter.

Mr.  Spiering, who is an independent director, is the Chairman of the Audit Committee, and the Board of Directors has designated him as the Audit Committee financial expert as defined by SEC rules.

AUDIT COMMITTEE REPORT

The Audit Committee met a total of eleven (11) times in fiscal 2006 and discussed amongst other things the Company’s quarterly results and various stages of the Company’s initial public offering. The Audit Committee also discussed with Deloitte & Touche the overall scope and plans for their audit and the results of such audits. At the end of each meeting the auditors were given the opportunity to meet with the Audit Committee members without the presence of management. The Audit Committee conducted an annual self-assessment in November, 2006 in accordance with the terms of its charter.

Compensation Committee

The Compensation Committee oversees our compensation and benefit plans, including administration of annual bonus awards and long term incentive plans and reports their findings and opinions to the Board of Directors.

COMPENSATION COMMITTEE REPORT

At a meeting of the Compensation Committee held on 6th December, 2006, the Compensation Committee reviewed, discussed and approved for recommendation the Compensation Discussion and Analysis (“CD&A”) (then in draft form and subject to further refinement) for inclusion in the Company’s documents to be filed with the Securities Exchange Commission. The final version of the CD&A is reproduced in this Proxy Statement.

In November, 2006, the Compensation Committee conducted an annual self-assessment in accordance with the terms of its charter.

Governance Committee

The Governance Committee has responsibility for identifying individuals qualified to become members of the Board of Directors consistent with the criteria approved by the Board of Directors, recommending director nominees to the Board of Directors, recommending Corporate Governance Guidelines to the Board of Directors and overseeing an evaluation of the Board of Directors and management.

The Board of Directors has accorded to the Governance Committee the responsibility to consider the effectiveness and composition of the Board of Directors, and to nominate candidates for election by our shareholders, and to fill vacancies on the Board of Directors that emerge from time to time. The Governance Committee will consider potential nominees to the Board of Directors recommended for election by shareholders. Any such recommendation must be sent to the Corporate Secretary of the Company not less than 60 days prior to the scheduled date of the annual meeting and must set forth for each nominee: (i) the name, age, business address and residence address of the nominee; (ii) the principal occupation or employment of the nominee; (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the nominee; and (iv) any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder. The written notice must also include the following information with regard to the shareholders giving the notice: (1) the name and record address of such shareholders; (2) the number of common shares of the Company which are owned beneficially or of record by such shareholders; (3) a description of all arrangements or understandings between such shareholders and each proposed nominee and any other person (including his or her name and address) pursuant to which the nomination(s) are to be made by such shareholders; (4) a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (5) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other required filing. Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected. The Governance Committee may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Assuming that the shareholder suggesting a nomination follows the procedure outlined above, the Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by members of the Board of Directors or by other persons. In considering whether to recommend any candidate for inclusion in the Board of Director’s slate of recommended director nominees, including candidates recommended by shareholders, the Governance Committee would expect to apply the same criteria which it applies to its own nominations. These criteria typically include the candidate’s integrity, business acumen, leadership qualities, experience in the reinsurance, insurance and risk-bearing industries and other industries in which the Company may participate, independence, judgment, mindset, vision, record of accomplishment, ability to work with others and potential conflicts of interest. The Governance Committee does not assign specific weight to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our Board of Directors believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities.

Underwriting Committee

The Underwriting Committee oversees the Company’s underwriting policies and approves any exceptions thereto.

Investment Committee

The Investment Committee formulates the Company’s investment policy and oversees all of the Company’s significant investing activities. Following the AGM it is expected that the Board will elect a Finance Committee, to replace and assume all functions of the Investment Committee, but also matters relating to liabilities, hedging practices, and other aspects of the firm’s financial affairs beyond asset management.

Significant Board Practices

Executive Session

At every physical meeting of the Board of Directors there is an executive session where the Chairman, Mr. Mark Byrne and Mr. David Brown, the CEO are excused. In 2006 there were four such sessions. The non-management members of the Board of Directors are at liberty to raise such issues as they deem necessary. The executive session is chaired by Mr. Stephen Coley.

Advance Materials

Information and related materials necessary to provide the directors with an understanding of the topics to be discussed at the Board of Director and committee meetings are, where practicable, circulated in advance of each meeting. The directors are given sufficient time to allow careful review the Board of Director materials.

Board Independence and Expertise

As at 27th April, 2007, all directors except Mark Byrne and David Brown are considered to be independent. The Governance Committee, in making its determination as to the independence of a director, considers the New York Stock Exchange listing standards for independence and is further guided by the Company’s Independence Guidelines, which were approved by the Board of Directors in March, 2006. Copies of the Independence Guidelines are available from the Company’s website www.flagstonere.bm.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the Securities and Exchange Act of 1934, our directors and executive officers, and any persons holding more than 10% of the outstanding Common Shares, are required to report their initial ownership of Common Shares and any subsequent changes in that ownership to the Securities Exchange Commission. Specific filing dates for these reports have been established by the Commission, and we are required to disclose in this Proxy Statement any failure by such persons to file these reports in a timely manner during the 2006 fiscal year. Based upon our review of copies of such reports furnished to us, we believe that during the 2006 fiscal year our executive officers and directors and the holders of more than 10% of the outstanding Common Shares complied with all reporting requirements of Section 16(a) under the Securities and Exchange Act of 1934.

PROPOSAL 1—ELECTION OF THE BOARD OF DIRECTORS

Our Bye-laws provide for a classified Board, divided into three (3) classes of equal size. Each director will serve a three-year term. At the Annual General Meeting, our Shareholders will elect the Class C directors, who will serve until 2010 Annual General Meeting. Our incumbent Class A and Class B directors will serve until the 2009 and 2008 Annual General Meeting, respectively.

The Board of Directors will nominate Messrs, Brown, Coley and Knap for re-election at the Annual General Meeting. Mr. Nicholas Brumm has indicated that he will not offer himself for re-election to the Board of Directors. The Company extends its thanks to Mr. Brumm for his service to the Board over the past eighteen months.

If the Board identifies a fourth suitable Class C Director candidate, there will be a fourth nominee to be elected at the meeting. Details of this nominee will be presented at the meeting. If, however, no additional nominee is identified prior to the Annual General Meeting the Board will, in accordance with the Bye-Laws, request that the Shareholders authorise the Board to fill any vacancy in their number left unfilled.

If any nominee shall, prior to the Annual General Meeting, become unavailable for election as a director, the persons named in the persons named in the accompanying proxy card will vote for such other Nominee, if any, in their discretion as may be recommended to the Board of Directors.

NOMINEES

David A. Brown
Stephen Coley
Dr. Anthony Knap

The respective ages, business experience, directorships and committee memberships for the nominees are set out in “Our Directors” above. All of the nominees currently serve as directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION
OF THE THREE DIRECTORS NAMED ABOVE

PROPOSAL 2—THE AUDITORS’ PROPOSAL

Upon recommendation of the Audit Committee, the Board of Directors propose that the Shareholders reappoint Messrs. Deloitte & Touche to serve as our independent auditors for the 2007 fiscal year until the 2008 Annual General Meeting. Deloitte & Touche have served as our independent auditors since inception in November, 2005. A representative from Deloitte & Touche will attend the Annual General Meeting and will be available to respond to any questions and make a statement if he or she so desires. Shareholders at the Annual General Meeting will also be asked to vote to defer the determination of the auditors’ remuneration to the Board of Directors.

Fees billed to us by Deloitte & Touche during the 2006 and 2005 fiscal years:

Audit Fees

Audit Fees billed to us by Deloitte & Touche during our 2006 and 2005 fiscal years for (a) the audit of our annual financial statements, (b) review of our quarterly financial statements, (c) statutory audits and (d) assistance with and review of documents filed with the SEC (including comfort letters and consents) totalled $728,228 and $37,658, respectively.

Audit-Related Fees

Audit-Related Fees billed to us by Deloitte & Touche totalled $52,219 and $58,715, respectively, during our 2006 and 2005 fiscal years, principally derived from costs incurred by Deloitte & Touche in cooperating with our business practice review and related matters.

Tax Fees

Fees billed to us by Deloitte & Touche during our 2006 and 2005 fiscal years for all tax-related services rendered to us totalled $117,593 and zero, respectively.

All Other Fees

Deloitte & Touche performed “other services” during our 2006 or 2005 fiscal years totalling $1,219,960 and $66,410, respectively. The Audit Committee has considered whether any information technology and non-audit consulting services provided by Deloitte & Touche could impair the independence of Deloitte & Touche. No such services have been provided by Deloitte & Touche during 2006 and 2005 and thus the Audit Committee concluded that such services did not impair the auditors’ independence.

The Audit Committee must pre-approve all audit services and permitted non-audit services performed for the Company by our auditors, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities and Exchange Act of 1934 which are approved by the Audit Committee prior to the completion of the audit. All engagements of Deloitte & Touche to provide audit, audit-related and tax services to the Company during 2006 were pre-approved by the Audit Committee.

As noted above, the Audit Committee is responsible for managing our relationship with our independent auditors. The Audit Committee has the sole authority to hire and employ our auditors. The Audit Committee regularly reviews the auditors’ work plan, bills and work product. Accordingly, it is our policy that all proposed engagements by our current audit firm must be approved in advance by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE REAPPOINTMENT OF DELOITTE & TOUCHE AS OUR INDEPENDENT AUDITORS FOR THE 2007 FISCAL YEAR UNTIL THE 2008 ANNUAL GENERAL MEETING.

PROPOSAL 3 – BYE-LAW AMENDMENT

The Bye-Laws currently mandate that the Company appoint and maintain 5 standing Committees, namely, Audit, Governance, Compensation (which are required by NYSE regulations), Underwriting and Investment (which are not required by such regulations).  The Company now desires to reconstitute the Investment Committee into a Finance Committee, but the Bye-Laws preclude the Company from changing the Investment Committee to a Finance Committee.  In order to accomplish this objective Bye-Law 47.2 must be relaxed to permit to the Company to constitute, appoint and maintain such other committees as it deems to be in the best interests of the Company.

The Investment Committee was established to oversee, direct and review the management of the Company’s investment portfolio.  The new finance committee is being established to assume that purpose and have the additional responsibility to recommend to the Board financial policies for the Company, including but not limited to asset-liability structure, guarantee capacity, collateral usage and leverage, and to make recommendations on capital planning and allocation, long-term debt issuances, equity issuances and share and debt redemptions or buy-backs.

47.2        The Board shall constitute, appoint and maintain:

~~(a)    an Underwriting Committee;~~

(b)(a)   an Audit Committee;

(c)(b)   a Compensation Committee; and

~~(d)   an Investment Committee; and~~

(e)(c)    a Governance Committee.

(d)   such other committee(s) as may be required from time to time by the U.S. Securities and Exchange Commission, New York Stock Exchange or any applicable law or regulation.

47.3                        The Board may in its absolute discretion constitute, appoint and maintain such other committees as it deems to be in the best interests of the Company, or as recommended by the Governance Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE AN AMENDMENT TO THE BYE-LAWS OF THE COMPANY.

ADDITIONAL INFORMATION

A copy of our Financial Statements for the year ended 31st December, 2006 and the auditors report thereon has been sent to all Shareholders. The Financial Statements will be formally presented at the Annual General Meeting, but no Shareholder action is required to be taken.

As of the date of this Proxy Statement we have no knowledge of any business, other than described herein and customary procedural matters, which will be presented for consideration at the Annual General Meeting. In the event that any other business is properly presented at the Annual General Meeting, it is intended that the persons named in the accompanying proxy will have authority to vote in accordance with their judgement on such business.

Shareholder Proposals for 2008 Annual General Meeting of Shareholders

Shareholder proposals must be received in writing by the Corporate Secretary of Flagstone Reinsurance Holdings Limited no later than 31st December, 2007, and must comply with the requirements of the SEC and our Bye-laws in order to be considered for inclusion in our Proxy Statement and proxy card relating to the 2008 Annual General Meeting. Such proposals should be directed to the attention of the Corporate Secretary, Flagstone Reinsurance Holdings Limited, Crawford House, 23 Church Street, Hamilton HM 11, Bermuda.

If a shareholder proposal is not submitted to the Corporate Secretary in a timely manner or is otherwise introduced at the 2008 Annual General Meeting of shareholders without any discussion of the proposal in our Proxy Statement, and the shareholder does not notify us on or before 15th March, 2008 as required by SEC Rule 14a-4 (c)(1) of the intent to raise such proposal at the Annual General Meeting of shareholders, then proxies received by us for the 2008 Annual General Meeting will be voted by the persons named as such proxies in their discretion with respect to such proposal. Notice of such proposal is to be sent to the above address.

Shareholder Communications with the Board

Shareholders or any interested party desiring to contact the Board of Directors, any committee of the Board of Directors or the non-management directors as a group, should address the communication to Corporate Secretary, Flagstone Reinsurance Holdings Limited, Crawford House, 23 Church Street, Hamilton HM 11, Bermuda, with a request to forward the communication to the intended recipient.

 DETACH PROXY CARD HERE

PLEASE BE CERTAIN TO DATE AND
SIGN THIS PROXY. RETURN THE	☒
PROXY IN THE ENCLOSED ENVELOPE.	Votes must be marked in the manner
indicated above in black or blue ink.

(1) ELECTION OF DIRECTORS

FOR	☐	WITHHOLD AUTHORITY	☐	* EXCEPTIONS: FOR	☐
all nominees listed below		to vote for all nominees listed below		all nominees except those listed below

Nominees: David A. Brown, Stephen Coley and Dr. Anthony Knap

*EXCEPTIONS:

		FOR	AGAINST	ABSTAIN

(2)

To appoint the firm of Deloitte & Touche, independent auditors, to serve as our independent auditors for the 2007 fiscal year until our 2008 Annual General Meeting, and to refer the determination of the auditors’ remuneration to the Board of Directors.

		☐	☐	☐

(3)	To approve an amendment to our Bye-Laws.	☐	☐	☐

(4)	To consider and take action with respect to such other matters as may properly come before the Annual General Meeting or any adjournment or adjournments thereof.	☐	☐	☐

	To change mailing address, please mark this box.	☐

S C A N L I N E

Signature should correspond with the printed name appearing hereon. When signing in a fiduciary or representative capacity, give full title as such, or when more than one owner, each should sign.

Date	Share Owner sign here	Co-Owner sign here

FLAGSTONE REINSURANCE HOLDINGS LIMITED

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS

OF FLAGSTONE REINSURANCE HOLDINGS LIMITED

The undersigned hereby revoking all proxies granted, appoints MARK J. BYRNE and DAVID A. BROWN, and each of them, with power of substitution, as proxy of the undersigned, to attend the Annual General Meeting of Shareholders of Flagstone Reinsurance Holdings Limited on July 20, 2007 and any adjournments thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present as designated on the reverse.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3 AND FOR PROPOSAL 4. WHETHER OR NOT DIRECTION IS MADE, THIS PROXY WILL BE VOTED AT THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL GENERAL MEETING OF SHAREHOLDERS.

(Continued and to be dated and signed on the reverse.)

To include any comments, please mark this box. ☐	Address change

PLEASE COMPLETE AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.